UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 28, 2012

Tops Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-168065	26-1252536
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6363 Main Street, Williamsville, New York	14221
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 716-635-5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2012, a majority of the voting shareholders of Tops Holding Corporation (the “Company”) approved the repricing of certain option awards (“Options”) previously granted to members of the Company’s management and board of directors (the “Repricing”). The purpose of the Repricing was to mitigate the economic dilution that resulted from the payment of a cash dividend to the holders of the Company’s common stock on December 20, 2012 that resulted in a decrease in the Company’s stock price (the “Dividend Recapitalization”).  The Repricing was completed in accordance with the terms of the Tops Holding Corporation 2007 Stock Incentive Plan.  The exercise price was lowered to $400.00 on 707 Options held by Frank Curci, the Company’s Chief Executive Officer, 1,000 Options held by William R. Mills, the Company’s Chief Financial Officer, 454 Options held by Kevin Darrington, the Company’s Chief Operating Officer, 369 Options held by John Persons, the Company’s Senior Vice President of Operations and 555 Options held by Lynne Burgess, the Company’s Senior Vice President and General Counsel.  In addition, the exercise price on 1,560 Options held by various other members of the Company’s management and board of directors was lowered to $400.00  All Options subject to the Repricing were issued prior to the Dividend Recapitalization.  No other terms of the Options were changed.

In connection with the Repricing, and to mitigate the decrease in the Company’s stock price resulting from the Dividend Recapitalization,  the compensation committee of the Company’s board of directors (the “Compensation Committee”) unanimously approved payment to the holders of the Options in amounts equal to the difference between the per share dividend paid to shareholders in the Dividend Recapitalization and the reduction in the exercise price associated with the Options (each an “Option Payment”).  Option Payments were made to Mr. Curci in the amount of $2,108,019.04; to Mr. Mills in the amount of $50,720.00; to Mr. Darrington in the amount of $1,174,457.12; to Mr. Persons in the amount of $786,105.60; and to Ms. Burgess in the amount of $28,149.60.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On December 28, 2012 a majority of the shareholders of the Company approved the Repricing by written consent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPS HOLDING CORPORATION

January 4, 2012	By:	/s/ Frank Curci

Frank Curci

President and Chief Executive Officer